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[DESTEC ENERGY LOGO APPEARS HERE]                                  NEWS RELEASE
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                                          INVESTOR CONTACT: Richard H. Woodfin
                                                            713/735-4022
                                          MEDIA CONTACT:    Marvin L. Brown, Jr.
                                                            713/735-4215
                                                            October 23, 1996


             DESTEC REPORTS NET INCOME FOR THIRD QUARTER 1996

        Destec Energy, Inc. (NYSE:ENG), a leading independent power producer based in Houston, Texas, today reported net income of $18,263,000 for the quarter ended September 30, 1996, compared with net income of $14,684,000 for the same period in 1995.

        Revenues for the third quarter 1996 were $147,338,000, compared with $100,545,000 for the third quarter 1995. Third quarter earnings per share for 1996 and 1995, respectively, were 33 cents, based on 56,017,000 weighted average shares outstanding, and 25 cents, based on 58,750,000 weighted average shares outstanding. The primary difference in shares outstanding is a result of Destec's stock repurchase program.

        Commenting on the third quarter 1996, Charles F. Goff, Chairman and Chief Executive Officer, said, "Destec's quarterly results reflect a 37 percent increase in equity earnings from its power plant partnerships. In addition, the quarter was favorably affected by the operation of our Los Mina Power facility in the Dominican Republic as well as engineering revenues from our power plants in construction in Canada and The Netherlands. Also reflected in the third quarter net income is approximately 14 cents per share, after tax, resulting from our divestiture of the Blue Mountain project.

        "The third quarter was an especially active period for Destec," Goff continued. "We acquired a 20 percent interest in and closed the financing of the 1,600 megawatt Hazelwood Power Station and associated coal mine in Australia and closed the financing of our Indian Queens project in England. At the end of the quarter, we announced that our Board of Directors retained Morgan Stanley to explore strategic alternatives to maximize shareholder value, including the possible sale of Destec," he said.

                                    -more-





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DESTEC REPORTS THIRD QUARTER NET INCOME-2



        Destec is a major independent power company that owns power generation and gasification facilities which produce, sell and market electricity, steam and synthetic fuel gas. Destec has interests in 23 operating projects with a total rated equivalent capacity of approximately 5,026 megawatts of electricity
- 1,976 of that total outside the U.S. - and over three million pounds per hour of steam. Destec currently has three international projects, representing approximately 960 megawatts of capacity, in construction or advanced development.

        A summary of unaudited results is attached.

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                     DESTEC ENERGY, INC. AND SUBSIDIARIES
                 SUMMARY OF STATEMENTS OF CONSOLIDATED INCOME
              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                              For the Three Months Ended      For the Nine Months Ended
                                                                      September 30,                 September 30,
                                                              ---------------------------     --------------------------
                                                                  1996           1995            1996           1995
                                                              -------------   -----------     ------------   -----------
Revenues:
    Power, steam and syngas                                    $   66,791      $   37,035      $  155,873     $  132,178
    Engineering and operations                                     65,275          60,798         241,652        321,039
    Energy resources                                                4,214           2,707          12,761         11,785
    Development                                                    11,058               5          22,795          8,062
                                                               ----------      ----------      ----------     ----------
        Total Revenues                                            147,338         100,545         433,081        473,064
                                                               ----------      ----------      ----------     ----------
Operating Costs and Expenses:
    Power, steam and syngas                                        60,244          36,274         149,548        123,047
    Engineering and operations                                     61,573          57,706         220,749        308,986
    Energy resources                                                3,111           1,907           8,351          9,837
    Development                                                     2,538           3,086           9,975         12,529
                                                               ----------      ----------      ----------     ----------
        Total Operating Costs                                     127,466          98,973         388,623        454,399
                                                               ----------      ----------      ----------     ----------
Amortization of intangibles                                           618             618           1,854          1,854
Selling, general & administrative expenses                          7,785           7,004          23,469         21,072
                                                               ----------      ----------      ----------     ----------
Total Operating Costs and Expenses                                135,869         106,595         413,946        477,325
                                                               ----------      ----------      ----------     ----------
Earnings from equity investments                                    6,913           5,061          13,519          9,283
Gain on sale of oil and gas properties                                  _          11,890              _          11,890
Interest Income                                                     3,614           7,484          14,179         22,221
Minority Interest & Other Income                                      126              17             389            689
                                                               ----------      ----------      ----------     ----------
Income before provision for taxes on income                        22,122          18,402          47,222         39,822
Provision for Taxes                                                 3,859           3,718          11,887         10,145
                                                               ----------      ----------      ----------     ----------
Net Income                                                     $   18,263      $   14,684      $   35,335     $   29,677
                                                               ==========      ==========      ==========     ==========
Weighted Average Shares Outstanding                            56,016,715      58,749,878      57,016,250     58,761,815
                                                               ==========      ==========      ==========     ==========
Per share amounts:
Net Income Per Share                                           $     0.33      $     0.25      $     0.62     $     0.51
                                                               ==========      ==========      ==========     ==========